Exhibit 10.1

U.S. $200,000,000

FIVE YEAR CREDIT AGREEMENT

Dated as of June 29, 2015

Among

GRAHAM HOLDINGS COMPANY
as Borrower

and

THE GUARANTORS LISTED ON THE SIGNATURE PAGES HEREOF
as Guarantors

and

THE INITIAL LENDERS NAMED HEREIN
as Initial Lenders

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

and

JPMORGAN CHASE BANK, N.A.
as Syndication Agent

HSBC BANK USA, NATIONAL ASSOCIATION
as Documentation Agent

WELLS FARGO SECURITIES, LLC
J.P. MORGAN SECURITIES LLC
as Joint Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS

Schedules

Schedule I – Commitments
Schedule II – Closing Date Guarantors
Schedule 5.01(k) – Post-Closing Obligations
Schedule 5.02(a) – Existing Liens
Schedule 5.02(d) – Existing Debt and Investments

Exhibits

Exhibit A	- Form of Note
Exhibit B-1	- Form of Notice of Borrowing
Exhibit B-2	- Form of Notice of Continuation/Conversion
Exhibit C	- Form of Assignment and Assumption
Exhibit D	- Form of Assumption Agreement
Exhibit E	- Notice of Account Designation
Exhibit F	- Notice of Prepayments
Exhibit G	- Form of Solvency Certificate

FIVE YEAR CREDIT AGREEMENT

Dated as of June 29, 2015

Graham Holdings Company, a Delaware corporation (the “Borrower”), the Guarantors listed on the signature pages hereof, the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, and Wells Fargo Bank, National Association (“Wells Fargo Bank”), as administrative agent (the “Administrative Agent”) for the Lenders (as hereinafter defined), agree as follows:

ARTICLE I

 DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.            Certain Defined Terms.  As used in this agreement (this “Agreement”), the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Advance” means an advance by a Lender to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a “Type” of Advance).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or executive officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agent Parties” has the meaning specified in Section 9.02(d)(ii).

“Anti-Corruption Laws” means any law, rule or regulation of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Base Rate Advances
I	1.250%	0.250%
II	1.500%	0.500%
III	1.750%	0.750%

The Applicable Margin shall be determined and adjusted quarterly on the date that is five Business Days after the day on which the Borrower provides a compliance certificate pursuant to Section 5.01(i) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Performance Level II until the first Calculation Date occurring after the Effective Date and, thereafter the Performance Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a compliance certificate when due as required by Section 5.01(i) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such compliance certificate was required to have been delivered shall be based on Performance Level III until such time as such compliance certificate is delivered, at which time the Performance Level shall be determined by reference to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date.  The applicable Performance Level shall be effective from one Calculation Date until the next Calculation Date.  Any adjustment in the Performance Level shall be applicable to all Advances then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or compliance certificate delivered pursuant to Section 5.01(i) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Advance is outstanding when such inaccuracy is discovered or such financial statement or compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall promptly deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Total Leverage Ratio in the corrected compliance certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly and retroactively be obligated to pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with 2.13.  Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 2.07 and 6.01 nor any of their other rights under this Agreement or any other Loan Document.  The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Borrower Obligations for one year after the date of such termination and repayment.

“Applicable Percentage” means, as of any date, a percentage per annum determined by reference to the Performance Level in effect on such date as set forth below:

Performance Level	Applicable Percentage
I	0.150%
II	0.200%
III	0.250%

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 8.07 (b)(iii)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Assuming Lender” means an Eligible Assignee not previously a Lender that becomes a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17.

“Assumption Agreement” means an agreement in substantially the form of Exhibit D hereto by which an Eligible Assignee agrees to become a Lender hereunder pursuant to either Section 2.05(b) or Section 2.17, in each case agreeing to be bound by all obligations of a Lender hereunder.

 “Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall on any day be equal to the highest of:

(a)            the rate of interest announced publicly by Wells Fargo Bank in New York, New York, from time to time, as Wells Fargo Bank’s prime rate;

(b)            1/2 of one percent per annum above the Federal Funds Rate; and

(c)            the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurodollar Rate for any day shall be based on the rate appearing on the Reuters LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 A.M.  (London time) on such day (provided that in no event shall such rate be less than zero).

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrower Obligations” means the obligations of the Borrower hereunder and under the other Loan Documents.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.01.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in New York City and the London interbank market.

“Cable One Spin-off” means the spin-off of Cable One, Inc. to the stockholders of the Borrower as announced in November 2014.

“CFC” means a Person that is a “controlled foreign corporation” as defined in Section 957 of the Internal Revenue Code.

“CFC Holdco” means any Subsidiary all or substantially all of the assets of which consist of the Equity Interest or indebtedness of one or more CFCs (either directly or indirectly through other such Subsidiaries).

“Commitment” means, with respect to any Lender at any time, (i) the US Dollar amount set forth opposite such Lender’s name on Schedule I attached hereto and identified as such, (ii) if such Lender has become a Lender hereunder pursuant to an Assumption Agreement, the amount set forth as its Commitment in such Assumption Agreement or (iii) if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(c), as such amount may be increased, terminated or reduced, as the case may be, at or prior to such time pursuant to Section 2.05.

“Commitment Date” has the meaning specified in Section 2.05(b)(i).

“Commitment Fee” has the meaning specified in Section 2.04(a).

“Commitment Increase” has the meaning specified in Section 2.05(b)(i).

“Communications” has the meaning specified in Section 9.02(d)(ii).

“Confidential Information” means information that is furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Administrative Agent or such Lender from a source other than the Borrower that is not, to the best of the Administrative Agent’s or such Lender’s knowledge, acting in violation of a confidentiality agreement with or for the benefit of the Borrower.

“Consenting Lender” has the meaning specified in Section 2.17(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Assets” means, as of any date of determination, the total consolidated assets of the Borrower and its Subsidiaries at such date, as determined in accordance with GAAP on a Consolidated basis.

“Consolidated Debt” means, as of any date of determination, the aggregate principal amount of Debt of the Borrower and its Subsidiaries outstanding as of such date, in the amount that would be required to be reflected on a balance sheet prepared as of such date on a Consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, as of any date of determination, calculated on a Pro Forma Basis for the most recent four consecutive fiscal quarter period ending on or prior to such date, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period:  (i) Consolidated Interest Expense of the Borrower and its Subsidiaries for such period, (ii) consolidated tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Borrower and its Subsidiaries for such period, (iii) depreciation and amortization expense of the Borrower and its Subsidiaries for such period, (iv) any extraordinary losses or charges of the Borrower and its Subsidiaries for such period, (v) non-cash charges of the Borrower and its Subsidiaries for such period (excluding pension plan credits and any pension charges), (vi) non-recurring losses, expenses or charges of the Borrower and its Subsidiaries for such period, (vii) losses attributable to the early extinguishment of Debt of the Borrower and its Subsidiaries for such period, (viii) any unrealized losses of the Borrower and its Subsidiaries for such period attributable to the application of “mark to market” accounting in respect of hedging agreements, (ix) losses of the Borrower and its Subsidiaries from the sale or exchange of assets and (x) the cumulative effect for such period of a change in accounting principles, minus (c) the sum of the following to the extent included in calculating Consolidated Net Income for such period:  (i) non-cash charges of the Borrower and its Subsidiaries for such period previously added back in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, (ii) any extraordinary gains of the Borrower and its Subsidiaries for such period, (iii) any non-recurring gains of the Borrower and its Subsidiaries for such period (including, without limitation, (A) gains from the sale or exchange of assets, (B) gains from early extinguishment of Debt of the Borrower and its Subsidiaries and (C) income received from joint venture investments to the extent not received in cash of the Borrower and its Subsidiaries for such period, but excluding pension plan credits and any pension charges), (iv) interest income of the Borrower and its Subsidiaries for such period, (v) any unrealized gains of the Borrower and its Subsidiaries for such period attributable to the application of “mark to market” accounting in respect of hedging agreements and (vi) the cumulative effect for such period of a change in accounting principles.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA for the most recent four consecutive fiscal quarter period ending on or prior to such date, to (b) Consolidated Interest Expense for the most recent four consecutive fiscal quarter period ending on or prior to such date.

“Consolidated Interest Expense” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis and for the most recent four consecutive fiscal quarter period ending on or prior to such date, all interest expense (excluding amortization of debt discount and premium and financing fees and expenses, but including the interest component under capital leases and synthetic leases).

“Consolidated Net Income” means, as of any date of determination for the most recent four consecutive fiscal quarter period ending on or prior to such date, the net income of the Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 120 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all Debt of others referred to in clauses (a) through (f) above or clause (h) below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (h) all Debt referred to in clauses (a) through (g) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund an Advance hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Laws, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Default Interest” has the meaning specified in Section 2.07(b).

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States or any state thereof or under the laws of the District of Columbia.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Downgrade” means, with respect to any Lender, the lowest rating that has been most recently announced for any class of non-credit enhanced long-term senior unsecured debt issued by such Lender is lower than BBB- by S&P or Baa3 by Moody’s.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender; (b) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (c) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (d) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (d); (e) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; and (f) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed; provided, however, that neither the Borrower nor an Affiliate of the Borrower nor any natural person shall qualify as an Eligible Assignee.

“Engagement Letter” means that certain Engagement Letter, dated as of May 27, 2015, by and among the Borrower, Wells Fargo Securities, LLC, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any and all warrants, rights or options entitling the holder thereof to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(b) or (c) of the Internal Revenue Code or, solely for purposes of Sections 302 and 303 of ERISA and Section 412 of the Internal Revenue Code, is treated as a single employer under Section 414(b), (c), (m) and (o) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) a determination that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Reserve Requirements” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors of the Federal Reserve System and any other banking authority to which any Lender is subject and applicable to Eurocurrency Liabilities, or any similar category of assets or liabilities relating to eurocurrency findings.  Eurocurrency Reserve Requirements shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, the interest rate per annum appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in US Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period (provided that in no event shall the foregoing rate be less than zero) or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/10000 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in US Dollars are offered to the principal office of each of the Reference Banks in London, England by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period.  If the Reuters Screen LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.08.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in such Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(e), (d) if any Lender is found as the result of a determination (as defined in Section 1313(a) of the Internal Revenue Code) to be a conduit entity participating in a conduit financing arrangement as defined in Treasury Regulations promulgated under Section 7701(l) of the Internal Revenue Code, the excess of the United States Taxes imposed with respect to such Lender over the amount of United States Taxes that would have been imposed with respect to such Lender if such determination had not been made with respect to such Lender and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Extension Date” has the meaning specified in Section 2.17(b).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (including any amended or successor provisions thereto to the extent substantially comparable thereto), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to section 1471(b)(1) of the Internal Revenue Code.

“FCPA” means the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., as of the date of this Agreement (including any amended or successor provisions thereto to the extent substantially comparable thereto) and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it with the consent of the Borrower.

“Foreign Lender” has the meaning specified in Section 2.14(e)(i).

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“GAAP” has the meaning specified in Section 1.03.

“Graham Interests” means Donald E. Graham and his siblings, their descendants and any relative by marriage of the foregoing, and any trust for the benefit of any of the foregoing whether as an income or residual beneficiary.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means the entities listed on Schedule II attached hereto and each Material Domestic Subsidiary (other than any Subsidiary of a Foreign Subsidiary or any CFC Holdco) as is, or may from time to time become, party to this Agreement.

“Guaranty” means the guaranty of the Guarantors set forth in Article VIII.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic under any Environmental Law and any pollutant or contaminant regulated under the Clean Water Act, 33 U.S.C. Sections 1251 et seq., or the Clean Air Act, 42 U.S.C. Sections 7401 et seq.

“Increase Date” has the meaning specified in Section 2.05(b)(i).

“Increasing Lender” has the meaning specified in Section 2.05(b)(i).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months or, if available to all the Lenders, and subject to clause (v) of this definition, twelve months, as the Borrower may, upon notice in substantially the form of Exhibit B-2 hereto (or such other form as shall be reasonably acceptable to the Administrative Agent) received by the Administrative Agent not later than 11:00 A.M.  (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)         the Borrower may not select any Interest Period that ends after any Termination Date if, after giving effect thereto, the amount of such Borrowing would exceed the Commitments of Lenders for which a Termination Date prior to the last day of such Interest Period applies;

(ii)        Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(iii)       whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iv)       whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(v)        in the case of any Borrowing, the Borrower shall not be entitled to select an Interest Period having a duration of twelve months unless, by 2:00 P.M.  (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Administrative Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” means (a) the purchase or acquisition of Equity Interests in or evidences of indebtedness of or other securities of, or all or substantially all of the assets of, any Person (whether for cash, property, services, assumption of Debt, securities or otherwise), (b) any advance or loan to, any Person or (c) any other capital contribution to or investment in any Person, including, without limitation, any Guarantee of any obligations of such Person.

“Kaplan Sale” means the sale by Kaplan to Education Corporation of America (ECA) of substantially all of the assets of its KHE Campuses business.

“Lenders” means the Initial Lenders, each Assuming Lender that shall become a party hereto pursuant to either Section 2.05(b) or Section 2.17 and each Person that shall become a party hereto pursuant to Section 2.19(b) or Section 9.07.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means this Agreement and the Notes.

“Margin Stock” has the meaning assigned to such term under Regulation U of the Board of Governors of the Federal Reserve System of the United States as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any other Loan Document or (c) the ability of any Credit Party to perform its obligations under this Agreement or any other Loan Document; provided, however, in no event shall the Cable One Spin-Off, the Kaplan Sale or any event, condition or circumstance resulting directly therefrom constitute a Material Adverse Effect.

“Material Contract” means any contract or other arrangement to which the Borrower or any of its Subsidiaries is a party that is required to be filed with the Securities and Exchange Commission (other than any such contract or other arrangement that is related to employee benefits or compensation).

“Material Domestic Subsidiary” means, as of any date of determination, any Wholly-Owned Domestic Subsidiary of the Borrower that, together with its Subsidiaries, (a) generated more than 5% of the Consolidated revenues of the Borrower and its Subsidiaries for the four fiscal quarter period most recently ended on or prior to such date or (b) owns more than 5% of the Consolidated Assets as of the last day of the most recently ended fiscal quarter of the Borrower.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than such Credit Party or such ERISA Affiliate or (b) was so maintained and in respect of which such Credit Party or such ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Consenting Lender” has the meaning specified in Section 2.17(b).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Non-Recourse Debt” means Debt of the Borrower or its Subsidiaries incurred (a) as to which neither the Borrower nor any of its Subsidiaries (i) provides credit support (including any undertaking, agreement or instrument which would constitute Debt), other than as described in clause (b) below, or has given or made other written assurances regarding repayment or the maintenance of capital or liquidity except such assurances as may be approved by the Required Lenders (such approval not to be unreasonably withheld or delayed), (ii) is directly or indirectly liable or (iii) constitutes the lender and (b) the obligees of which will have recourse solely to certain identified assets (the loss of which would not reasonably be expected to have a Material Adverse Effect) for repayment of the principal of and interest on such Debt and any fees, indemnities, expenses, reimbursements or other amounts of whatever nature accrued or payable in connection with such Debt.

“Note” means a promissory note of the Borrower (bearing an original or facsimile signature) payable to any Lender, delivered pursuant to a request by any Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advances made by such Lender.

“Notice of Borrowing” has the meaning specified in Section 2.02(a)(i).

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Documents).

“Other Parties” has the meaning assigned to such term in clause (c) of Section 8.07

“Other Taxes” has the meaning assigned to such term in clause (b) of Section 2.14.

 “Participant” has the meaning assigned to such term in clause (d) of Section 9.07.

“Participant Register” has the meaning assigned to such term in clause (d) of Section 9.07.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Performance Level” means, as of any date of the determination, the level set forth below as then in effect, as determined in accordance with the following provisions of this definition:

Level I:	Total Leverage Ratio of less than 1.00 to 1.00.

Level II:	Total Leverage Ratio of greater than or equal to 1.00 to 1.00 but less than 2.00 to 1.00.

Level III:	Total Leverage Ratio of greater than or equal to 2.00 to 1.00.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of A1 (or higher) by S&P or P1 (or higher) by Moody’s;

(c)           investments in certificates of deposit, banker’s acceptances and demand or time deposits, in each case maturing within 180 days from the date of acquisition thereof, issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           “money market funds” that (i) comply with the criteria set forth in Rule 2a‑7 of the Investment Company Act, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)            in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, are of comparable credit quality and are customarily used by companies in the jurisdiction of such Foreign Subsidiary for cash management purposes.

“Permitted Liens” means any of the following:

(a)           Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b) hereof;

(b)           Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt) that (i) are not overdue for a period of more than 120 days or (ii) are being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP;

(c)           pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations;

(d)           Liens securing the performance of or payment in respect of, bids, tenders, government contracts (other than for the repayment of Debt), surety and appeal bonds and other obligations of a similar nature incurred in the ordinary course of business; and

(e)           easements, rights of way and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Platform” has the meaning specified in Section 9.02(d)(ii).

“Pro Forma Basis” means, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction.

“Properties” has the meaning ascribed to such term in clause (o) of Section 4.01.

“Recipient” means (a) the Administrative Agent and (b) any Lender.

“Reference Banks” means Wells Fargo Bank and JPMorgan Chase Bank, N.A.

“Register” has the meaning specified in Section 9.07(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Required Lenders” means at any time Lenders having more than 50% of the Commitments or, if the Commitments have been terminated, Lenders owed at least a majority of the then aggregate unpaid principal amount of the Advances; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Commitments and Advances of such Defaulting Lender at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the parent of the Borrower’s stockholders, partners or members.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” means, at any time, any country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Entity” means (a)  any Sanctioned Country or (b)  (i) any Sanctioned Person, (ii) any Person principally operating in or organized or resident in or determined to be organized or resident in a Sanctioned Country or (iii) any Person owned or controlled by any Sanctioned Person or any Person referred to in clause (b)(ii).

“Sanctioned Person” means, at any time, a Person listed in any Sanctions related list maintained by OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state or otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” within the meaning of Rule 1-02 of the SEC’s Regulation S-X.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.

 “Termination Date” means the earlier of (a) July 1, 2020, subject to the extension thereof pursuant to Section 2.17 and (b) the date of termination of all of the Commitments pursuant to Section 2.05 or 6.01; provided, however, that the Termination Date of any Lender that is a Non-Consenting Lender to any requested extension pursuant to Section 2.17 shall be the Termination Date in effect immediately prior to the applicable Extension Date for all purposes of this Agreement.

“Total Leverage Ratio” means, as of any date of determination, for the Borrower and its Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Debt on such date to (b) Consolidated EBITDA for the most recent period of four consecutive quarters ending on or prior to such date.

“Trading with the Enemy Act” has the meaning assigned to such term in clause (l) of Section 4.01.

“Type” has the meaning specified in the definition of “Advance”.

“Unused Commitment” means, with respect to any Lender at any time, (a) such Lender’s Commitment at such time minus (b) the aggregate principal amount of all Advances made by such Lender and outstanding at such time.

“US Dollars” and “$” means lawful money of the United States.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of not less than a majority of the directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by applicable law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

SECTION 1.02.            Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

SECTION 1.03.            Accounting Terms.  All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles (“GAAP”), as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any provision hereof to eliminate the effect of any change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such provision, or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend any provision hereof for such purpose, then the Borrower’s compliance with such provision shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP or the application thereof became effective, until either such notice is withdrawn or such provision is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.04.            Guarantees.  Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

SECTION 1.05.            Cable One Exclusion.  For all purposes of (a) calculating Consolidated Assets, Consolidated Debt, Consolidated EBITDA, Consolidated Interest Expense and Consolidated Net Income under this Agreement and (b) Sections 5.02 and 5.03 of this Agreement, the Subsidiaries of the Borrower (and any calculations on a Consolidated basis) shall be determined as if the Cable One Spin-Off has been consummated and neither Cable One, Inc. or any of its subsidiaries shall be deemed to be Subsidiaries for any purpose under this Agreement.

ARTICLE II

 AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01.             The Advances.  Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Lender severally agrees to make Advances to the Borrower from time to time from the Effective Date through, but not including, the Termination Date as requested by the Borrower in accordance with the terms of Section 2.02; provided, that Advances made by any Lender shall not at any time exceed such Lender’s Unused Commitment.  Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Advances hereunder until the Termination Date.

SECTION 2.02.            Making the Advances.

(a)            The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B-1 (a “Notice of Borrowing”) not later than 11:00 a.m. (New York City time) (i) on the same Business Day as each Base Rate Advance and (ii) on the date that is at least three Business Days before each Eurodollar Rate Advance, of its intention to borrow, specifying (A) the date of such Borrowing, which shall be a Business Day, (B) the amount of such Borrowing, which shall be, (x) with respect to Base Rate Advances, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Eurodollar Rate Advances, in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (C) whether the Advances are to be Eurodollar Rate Advances or Base Rate Advances, and (D) in the case of a Eurodollar Rate Advance, the duration of the Interest Period applicable thereto; provided that if the Borrower wishes to request Eurodollar Rate Advances having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. (New York City time) four Business Days prior to the requested date of such Borrowing, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  If the Borrower fails to specify a type of Advance in a Notice of Borrowing, then the applicable Advances shall be made as Base Rate Advances.  If the Borrower requests a Borrowing of Eurodollar Rate Advances in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.  A Notice of Borrowing received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day.  The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b)           Not later than 1:00 p.m. (New York City time) on the proposed borrowing date, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Lender’s ratable portion of such Borrowing.  The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit E (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the

Administrative Agent from time to time.  The Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Borrowing requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its ratable portion of such Borrowing.

SECTION 2.03.            Reserved.

SECTION 2.04.            Fees.

(a)                 Commitment Fee.  Commencing on the Effective Date, the Borrower agrees to pay to the Administrative Agent in US Dollars, for the account of the Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Percentage in effect from time to time on the average daily Unused Commitments of the Lenders (other than the Defaulting Lenders, if any).  The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing September 30, 2015, and ending on the date upon which all Commitments have been terminated.

(b)                Other Fees.  The Borrower shall pay to the Administrative Agent for its accounts fees in the amounts and at the times specified in the Engagement Letter.

SECTION 2.05.            Termination, Reduction or Increase of the Commitments.

(a)                 Optional Termination or Reduction.  The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Unused Commitments, provided that each partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, provided, further, that a notice of termination delivered by the Borrower may state that such notice is conditioned upon the consummation of another transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  The aggregate amount of the Commitments once reduced as provided in this Section 2.05(a), may not be reinstated, except as provided in Section 2.05(b) below.

(b)                 Increase in Aggregate of the Commitments.  (i)  The Borrower may at any time, by notice to the Administrative Agent, propose that the aggregate amount of the Commitments (whether in the form of incremental term loans or revolving credit facility increases) be increased (such aggregate amount being, a “Commitment Increase”), effective as at a date prior to the date of the termination of all of the Commitments (as such date may be changed by the Borrower by notice to the Administrative Agent, an “Increase Date”) as to which agreement is to be reached by an earlier date specified in such notice (as such date may be changed by the Borrower by notice to the Administrative Agent, a “Commitment Date”); provided, however, that (A) the minimum proposed Commitment Increase per notice shall be $25,000,000, (B) in no event shall the aggregate amount of the Commitments at any time exceed $300,000,000 and (C) no Default or Event of Default shall have occurred and be continuing on such Increase Date.  The Administrative Agent shall notify the Lenders thereof promptly upon its receipt of any such notice.  The Administrative Agent agrees that it will cooperate with the Borrower in discussions with the Lenders and other Eligible Assignees with a view to arranging the proposed

Commitment Increase through the increase of the Commitments of one or more of the Lenders (each such Lender that is willing to increase its Commitment hereunder being an “Increasing Lender”) and the addition of one or more other Eligible Assignees as Assuming Lenders and as parties to this Agreement; provided, however, that it shall be in each Lender’s sole discretion whether to increase its Commitment hereunder in connection with the proposed Commitment Increase; and provided further that the minimum Commitment of each such Assuming Lender that becomes a party to this Agreement pursuant to this Section 2.05(b), shall be at least equal to $10,000,000.  If any of the Lenders agree to increase their respective Commitments by an aggregate amount in excess of the proposed Commitment Increase, the proposed Commitment Increase shall be allocated among such Lenders in proportion to their respective Commitments immediately prior to the Increase Date.  If agreement is reached on or prior to the applicable Commitment Date with any Increasing Lenders and Assuming Lenders as to a Commitment Increase (which may be less than but not greater than specified in the applicable notice from the Borrower), such agreement to be evidenced by a notice in reasonable detail from the Borrower to the Administrative Agent on or prior to the applicable Commitment Date, such Assuming Lenders, if any, shall become Lenders hereunder as of the applicable Increase Date and the Commitments of such Increasing Lenders and such Assuming Lenders shall become or be, as the case may be, as of the Increase Date, the amounts specified in such notice; provided that:

(1)            the Administrative Agent shall have received (with copies for each Lender, including each such Assuming Lender) by no later than 10:00 A.M.  (New York City time) on the applicable Increase Date (1) certified copies of resolutions of the board of directors of the Borrower approving the Commitment Increase and (2) an opinion of counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(2)            each such Assuming Lender shall have delivered to the Administrative Agent, by no later than 10:00 A.M.  (New York City time) on such Increase Date, an appropriate Assumption Agreement in substantially the form of Exhibit D hereto, duly executed by such Assuming Lender and the Borrower;

(3)            each such Increasing Lender shall have delivered to the Administrative Agent by, no later than 10:00 A.M.  (New York City time) on such Increase Date, (A) its existing Note, if any, and (B) confirmation in writing satisfactory to the Administrative Agent as to its increased Commitment;

(4)            the proceeds of any Commitment Increase shall be used for general corporate purposes of the Borrower and its Subsidiaries;

(5)            each Commitment Increase (and the loans made thereunder) shall constitute obligations of the Borrower and shall be guaranteed with the other Advances on a pari passu basis;

(6)            the Borrower shall be in pro forma compliance with each of the financial covenants set forth in Section 5.03, both before and after giving effect (on a Pro Forma Basis) to any Commitment Increase;

(7)            all terms and conditions applicable to any Commitment Increase with respect to an incremental term loan shall be reasonably satisfactory to the Administrative Agent and the Borrower; and

(8)            any Commitment Increase with respect to a revolving credit facility increase shall be subject to the same terms and conditions as the existing Advances but shall bear interest and be entitled to fees, in each case at a rate determined by the applicable Increasing Lenders and the Borrower;

(ii)            In the event that the Administrative Agent shall have received notice from the Borrower as to its agreement to a Commitment Increase on or prior to the applicable Commitment Date and each of the actions provided for in clauses (1) through (3) above shall have occurred prior to 10:00 A.M.  (New York City time) on the applicable Increase Date to the reasonable satisfaction of the Administrative Agent, the Administrative Agent shall notify the Lenders (including any Assuming Lenders) and the Borrower of the occurrence of such Commitment Increase by telephone, confirmed at once in writing, or telecopier, and in any event no later than 1:00 P.M.  (New York City time) on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and Assuming Lender.  Each Increasing Lender and each Assuming Lender shall, to the extent applicable, before 2:00 P.M.  (New York City time) on the applicable Increase Date, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Advances to be funded pro rata by the Lenders in accordance with the Commitments.

(c)                 In the event that the Administrative Agent shall not have received notice from the Borrower as to such agreement on or prior to the applicable Commitment Date or the Borrower shall, by notice to the Administrative Agent prior to the applicable Increase Date, withdraw its proposal for a Commitment Increase or any of the actions provided for above in clauses (i)(1) through (i)(3) shall not have occurred by 10:00 A.M.  (New York City time) on such Increase Date, such proposal by the Borrower shall be deemed not to have been made.  In such event, any actions theretofore taken under clauses (i)(1) through (i)(3) above shall be deemed to be of no effect and all the rights and obligations of the parties shall continue as if no such proposal had been made.

(d)                 Notwithstanding anything to the contrary set forth in Section 9.01, the Borrower, the Administrative Agent, each Increasing Lender and each Assuming Lender may enter into amendments to this Agreement (without the consent of any other Lender) to implement and effect any Commitment Increase complying with the above provisions and each Lender hereto agrees to the foregoing.

SECTION 2.06.                  Repayment of Advances.  The Borrower shall repay the outstanding principal amount of all Advances in full on the Termination Date, together with all accrued but unpaid interest thereon and other amounts payable with respect to the Advances.  If at any time the Advances exceed the total Commitments, the Borrower agrees to repay promptly upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Lenders.

SECTION 2.07.                  Interest on Advances.  (a) Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)             Base Rate Advances.  During such periods as an Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii)            Eurodollar Rate Advances.  During such periods as an Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b)                 Default Interest.  Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Administrative Agent may, and upon the request of the Required Lenders shall, require the Borrower to pay interest (“Default Interest”) on (i) overdue principal of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any overdue interest, fee or other amount payable hereunder, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (a)(i) above, provided, however, that following acceleration of the Advances pursuant to Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

SECTION 2.08.                  Interest Rate Determination.  (a)  Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurodollar Rate.  If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.  The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.07(a)(i) or (ii), and the rate, if any, furnished by each Reference Bank for the purpose of determining the interest rate under Section 2.07(a)(ii).

(b)                 If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period as a result of circumstances other than those circumstances described in Section 2.11, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c)                 Upon the occurrence and during the continuance of any Event of Default under Section 6.01 (a), (i) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

(d)                 If the Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) is unavailable, and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the Eurodollar Rate for any Eurodollar Rate Advances,

(i)             the Administrative Agent shall forthwith notify the Borrower and the appropriate Lenders that the interest rate cannot be determined for such Eurodollar Rate Advances,

(ii)            each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii)          the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the appropriate Lenders that the circumstances causing such suspension no longer exist.

SECTION 2.09.                  Optional Conversion of Advances.  The Borrower may on any Business Day, upon notice in substantially the form of Exhibit B-2 hereto (or such other form as shall be reasonably acceptable to the Administrative Agent) given to the Administrative Agent not later than 11:00 A.M.  (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08 and 2.12, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(a).  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance.  Each notice of Conversion shall be irrevocable and binding on the Borrower.

SECTION 2.10.                   Optional Prepayment of Advances.  The Borrower may at any time and from time to time prepay Advances, in whole or in part, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit F hereto (a “Notice of Prepayment”) given not later than 11:00 a.m. (i) on the same Business Day as such prepayment is to occur, with respect to a Base Rate Advance, and (ii) at least three Business Days before such prepayment is to occur, with respect to a Eurodollar Rate Advance, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Rate Advances, Base Rate Advances, or a combination thereof, and, if of a combination thereof, the amount allocable to each.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender.  If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice; provided, that, if a Notice of Prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by Section 2.05(a), then such Notice of Prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.05(a) and the Borrower shall remain liable for any amounts in respect of such proposed prepayment as provided in Section 9.04.  Partial prepayments shall be in an aggregate amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Advances, and $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Rate Advances.  A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day.  Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 9.04(c).  The Borrower may not prepay any Eurodollar Rate Advance on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 9.04(c).

SECTION 2.11.                  Increased Costs.  (a)  If, after the date hereof, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender (other than in respect of Eurocurrency Liabilities) of agreeing to make or making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.11 any such increased costs resulting from Indemnified Taxes or Excluded Taxes, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, setting forth in reasonable detail the basis therefor and the computation thereof, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent demonstrable error.  Notwithstanding the foregoing, none of the Lenders shall deliver the notice and certificate described in this Section 2.11(a) to the Borrower in respect of any increased costs except in accordance with the internal policy of such Lender as to the exercise of similar rights and remedies in similar circumstances.

(b)            If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) in either case enacted, adopted or made after the date hereof, affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation for the reduction of the rate of return on such

Lender’s capital or on the capital of such corporation, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder.  A certificate as to such amounts, setting forth in reasonable detail the basis therefor and the computation thereof, submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent demonstrable error.  Notwithstanding the foregoing, none of the Lenders shall deliver the notice and certificate described in this Section 2.11(b) to the Borrower in respect of any requirements of additional capital or liquidity except in accordance with the internal policy of such Lender as to the exercise of similar rights and remedies in similar circumstances.

(c)                 If any Lender shall give notice to the Administrative Agent and the Borrower at any time to the effect that Eurocurrency Reserve Requirements are, or are scheduled to become, effective and that such Lender is or will be generally subject to such Eurocurrency Reserve Requirements (without regard to whether such Lender will be able to benefit from proration or offsets that may be available from time to time under Regulation D) as a result of which such Lender will incur additional costs, then such Lender shall, for each day from the later of the date of such notice and the date on which such Eurocurrency Reserve Requirements become effective, be entitled to additional interest on each Eurodollar Rate Advance made by it at a rate per annum determined for such day (rounded upward to the nearest 100th of 1%) equal to the remainder obtained by subtracting (i) the Eurodollar Rate for such Eurodollar Rate Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the then applicable Eurocurrency Reserve Requirements.  Such additional interest will be payable in arrears to the Administrative Agent, for the account of such Lender, on each date that interest is payable on such Eurodollar Rate Advance.  Any Lender which gives a notice under this paragraph (c) shall promptly withdraw such notice (by written notice of withdrawal given to the Administrative Agent and the Borrower) in the event Eurocurrency Reserve Requirements cease to apply to it or the circumstances giving rise to such notice otherwise cease to exist.

(d)                Notwithstanding anything to the contrary herein contained, no Lender shall be entitled to claim any additional amounts pursuant to this Section 2.11 arising with respect to any period of time prior to the date that is 60 days prior to the date on which notice of such claim and the basis therefor is first given to the Borrower pursuant to this Section 2.11.

(e)                For the avoidance of doubt, this Section 2.11 shall apply to all requests, rules, guidelines or directives concerning capital or liquidity adequacy (x) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

SECTION 2.12.                  Illegality.  (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance of such Lender will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of such Lender to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.  If any Lender shall exercise its rights under this Section 2.12, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Rate Advances that would have been made by such Lender or the converted Eurodollar Rate Advances of such Lender shall instead be applied to repay the Base Rate Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Rate Advances, and all distributions of payments in respect of interest shall be made to the Lenders ratably based on the interest rates applicable to their respective Advances.

(b)          For purposes of this Section 2.12, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Rate Advance, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Rate Advance; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.13.                   Payments and Computations.  (a)  The Borrower shall make each payment hereunder and under any other Loan Documents not later than 12:00 noon (New York City time) on the day when due in US Dollars to the Administrative Agent at its offices at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522 in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.11, 2.14 or 9.04(c)) to the applicable Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(c), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under any other Loan Documents in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.  Upon any Assuming Lender becoming a Lender hereunder as a result of the effectiveness of a Commitment Increase pursuant to Section 2.05(b) or an extension of the Termination Date pursuant to Section 2.17 and upon the Administrative Agent’s receipt of such Lender’s Assumption Agreement and recording of the information contained therein in the Register, from and after the applicable Increase Date or Extension Date, as the case may be, the Administrative Agent shall make all payments hereunder and under any other Loan Documents issued in connection therewith in respect of the interest assumed thereby to the Assuming Lender.

(b)                All computations of interest based on Wells Fargo Bank’s prime rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of commitment fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable.  Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent demonstrable error.

(c)                 Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d)                Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14.                  Taxes.  (a)  Any and all payments by any Credit Party hereunder shall be made, in accordance with Section 2.13, free and clear of and without deduction for any and all present or future Taxes and all liabilities with respect thereto, excluding any Excluded Taxes.  If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent, (i) if such Taxes are Indemnified Taxes, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions and (iii) such Credit Party shall pay the full amount deducted to the relevant Tax authority or other authority in accordance with applicable law.

(b)           In addition, without duplication of Section 2.14(a), each Credit Party agrees to pay any present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (“Other Taxes”).

(c)           The Credit Parties jointly and severally shall indemnify each Lender and the Administrative Agent for the full amount of Indemnified Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(d)                Within 30 days after the date of any payment of Indemnified Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)                 (i)             Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, each Lender organized under the laws of a jurisdiction outside the United States (each, a “Foreign Lender”), on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assumption Agreement or the Assignment and Assumption, as the case may be, pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W-8BEN, W 8BEN E, W-8IMY or W-8ECI, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding Tax on payments pursuant to this Agreement.  Each Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code shall further provide each of the Administrative Agent and the Borrower (x) a certificate to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.  In addition, each Lender that is organized under the laws of the United States or any political subdivision thereof shall deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party to this Agreement and upon the expiration of any form previously delivered by such Lender.

(ii)            If a payment made to a Lender hereunder would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (ii), “FATCA” includes any amendment made to FATCA after the date of this Agreement.

(iii)          Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

SECTION 2.15.                  Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.11, 2.14 or 9.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered; provided, further, that, so long as the Advances shall not have become due and payable pursuant to Section 6.01, any excess payment received by any Lender shall be shared on a pro rata basis only with other Lenders that have Commitments or Advances; provided, further, that the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to any assignee or participant.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.15 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

SECTION 2.16.                  Use of Proceeds.  The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) for general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not request any Advances, and the Borrower shall not use, and shall procure that its Subsidiaries shall not use, the proceeds of any Advances (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Sanctions or Anti-Corruption Law or in a manner that would cause any Lender to be in violation of any Sanctions, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Entity, or (c) in any manner that would result in the violation of the FCPA and any foreign counterpart thereto.

SECTION 2.17.                  Extension of Termination Date.  (a)  At least 60 days prior to any applicable Termination Date in effect, the Borrower, by written notice to the Administrative Agent, may request an extension of any Termination Date in effect at such time by one year from its then scheduled expiration; provided that the Borrower may request an extension no more than two times during the term of this Agreement.  The Administrative Agent shall promptly notify each Lender of such request, and each Lender shall in turn, in its sole discretion, not later than the date specified in such notice (subject to extension by the Borrower), notify the Borrower and the Administrative Agent in writing as to whether such Lender will consent to such extension.  If any Lender shall fail to notify the Administrative Agent and the Borrower in writing of its consent to any such request for extension of the Termination Date prior to the date specified in such notice (as extended, if applicable), such Lender shall be deemed to be a Non-Consenting Lender with respect to such request.  The Administrative Agent shall promptly notify the Borrower of the decision of the Lenders regarding the Borrower’s request for an extension of the Termination Date.

(b)                If all the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable date specified pursuant to subsection (a) above (the “Extension Date”), be extended for one year; provided that on each Extension Date the applicable conditions set forth in Section 3.02 shall be satisfied.  If less than all of the Lenders consent in writing to any such request in accordance with subsection (a) of this Section 2.17, the Termination Date in effect at such time shall, effective as at the applicable Extension Date and subject to subsection (d) of this Section 2.17, be extended as to those Lenders that so consented (each a “Consenting Lender”) but shall not be extended as to any other Lender (each a “Non-Consenting Lender”).  To the extent that the Termination Date is not extended as to any Lender pursuant to this Section 2.17 and the Commitments of such Lender are not substituted in accordance with subsection (c) of this Section 2.17 on or prior to the applicable Extension Date, the Commitments of such Non-Consenting Lender shall automatically terminate in whole on such unextended Termination Date without any further notice or other action by the Borrower, such Lender or any other Person; provided that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 8.04, and its obligations under Section 7.05, shall survive the Termination Date for such Lender as to matters occurring prior to such date.  It is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for any requested extension of the Termination Date.

(c)                 If less than all of the Lenders consent to any such request pursuant to subsection (a) of this Section 2.17, the Administrative Agent shall promptly so notify the Consenting Lenders, and each Consenting Lender may, in its sole discretion, give written notice to the Administrative Agent not later than 30 days prior to the applicable Extension Date of the amount of the Non-Consenting Lenders’ Commitments for which it is willing to accept an assignment.  If the Consenting Lenders notify the Administrative Agent that they are willing to accept assignments of Commitments in an aggregate amount that exceeds the amount of the Commitments of the Non-Consenting Lenders, such Commitments shall be allocated among the Consenting Lenders willing to accept such assignments in such amounts as are agreed between the Borrower and the Administrative Agent.  If after giving effect to the assignments of Commitments described above there remain any Commitments of Non-Consenting Lenders, the Borrower may arrange for one or more Consenting Lenders or other Eligible Assignees as Assuming Lenders to assume, effective as of the applicable Extension Date, all or a portion of Non-Consenting Lender’s Commitments and all of the obligations of such Non-Consenting Lender under this Agreement thereafter arising, without recourse to or warranty by, or expense to, such Non-Consenting Lender; provided, however, that the amount of the Commitments of any such Assuming Lender as a result of such substitution shall in no event be less than $10,000,000 unless the amount of the Commitments of such Non-Consenting Lender is less than

$10,000,000, in which case such Assuming Lender shall assume all of such lesser amount; and provided further that:

(i)             any such Consenting Lender or Assuming Lender shall have paid to such Non-Consenting Lender (A) the aggregate principal amount of, and any interest accrued and unpaid to the effective date of the assignment on, the outstanding Advances, if any, of such Non-Consenting Lender plus (B) any accrued but unpaid commitment fees owing to such Non-Consenting Lender as of the effective date of such assignment;

(ii)            all additional costs reimbursements, expense reimbursements and indemnities payable to such Non-Consenting Lender, and all other accrued and unpaid amounts owing to such Non-Consenting Lender hereunder, as of the effective date of such assignment shall have been paid to such Non-Consenting Lender; and

(iii)          with respect to any such Assuming Lender, the applicable processing and recordation fee required under Section 9.07(b) for such assignment shall have been paid;

provided further that such Non-Consenting Lender’s rights under Sections 2.11, 2.14 and 9.04, and its obligations under Section 7.05, shall survive such substitution as to matters occurring prior to the date of substitution.  At least three Business Days prior to any Extension Date, (A) each such Assuming Lender, if any, shall have delivered to the Borrower and the Administrative Agent an Assumption Agreement, duly executed by such Assuming Lender, such Non-Consenting Lender, the Borrower and the Administrative Agent and (B) any such Consenting Lender shall have delivered confirmation in writing satisfactory to the Borrower and the Administrative Agent as to the increase in the amount of its Commitments.  Upon the payment or prepayment of all amounts referred to in clauses (i), (ii) and (iii) of the immediately preceding sentence, each such Consenting Lender or Assuming Lender, as of the applicable Extension Date, will be substituted for such Non-Consenting Lender under this Agreement and shall be a Lender for all purposes of this Agreement, without any further acknowledgment by or the consent of the other Lenders, and the obligations of each such Non-Consenting Lender hereunder shall, by the provisions hereof, be released and discharged.

(d)            If (after giving effect to any assignments or assumptions pursuant to subsection (c) of this Section 2.17) Lenders having Commitments equal to at least 50% of the Commitments in effect immediately prior to the applicable Extension Date consent in writing to a requested extension (whether by execution or delivery of an Assumption Agreement or otherwise) not later than one Business Day prior to such Extension Date, the Administrative Agent shall so notify the Borrower, and, subject to the satisfaction to the applicable conditions in Section 3.02, the Termination Date then in effect shall be extended for the additional one year period as described in subsection (a) of this Section 2.17, and all references in this Agreement, and in the other Loan Documents, if any, to the “Termination Date” shall, with respect to each Consenting Lender and each Assuming Lender for such Extension Date, refer to the Termination Date as so extended.  Promptly following each Extension Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) of the extension of the scheduled Termination Date in effect immediately prior thereto and shall thereupon record in the Register the relevant information with respect to each such Consenting Lender and each such Assuming Lender.

SECTION 2.18.                  Defaulting Lenders.  (a)  Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)             Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender hereunder (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.05 shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent, and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.02 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender until such time as all Advances are held by the Lenders pro rata in accordance with the Commitments.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.  No Defaulting Lender shall be entitled to receive a commitment fee for any period during which that Lender is a Defaulting Lender, and the Borrower shall not be required to pay such fee otherwise payable to a Defaulting Lender.

(b)                 Defaulting Lender Cure.  If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be funded pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 2.19.                  Mitigation of Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.11, or requires the Borrower to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                 If any Lender requests compensation under Section 2.11, or if the Borrower is required to pay additional amounts to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.14, or if any Lender is a Defaulting Lender or following such Lender’s Downgrade, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.07(b)), all of its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)             such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including any amounts under Section 9.04(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)            on the date payment of all amounts referred to in Section 2.19(b)(i) has been made, such Lender shall be deemed to have executed and delivered an Assignment and Assumption, and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Lender;

(iii)           in the case of any such assignment resulting from a claim for compensation under Section 2.11 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)          such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

 CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01.                   Conditions Precedent to Effectiveness.  This Agreement shall become effective on and as of the first date on which the following conditions precedent have been satisfied (the “Effective Date”):

(a)                 The Borrower shall have paid all accrued fees and, to the extent invoiced at least two Business Days prior to the Effective Date, expenses of the Administrative Agent and the Lenders (including the accrued fees and expenses of counsel to the Administrative Agent), in each case to the extent payable pursuant to the Engagement Letter.

(b)                 On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

(i)             The representations and warranties contained in Section 4.01 are (1) with respect to representations and warranties that contain a materiality qualification in Section 4.01, true and correct and (2) with respect to all other representations and warranties, true and correct in all material respects, in each case, on and as of the Effective Date, and

(ii)            No event has occurred and is continuing that constitutes a Default.

(c)                 The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent:

(i)             The Notes to the Lenders, to the extent requested by any Lender at least three Business Days before the Effective Date.

(ii)            Certified copies of (1) the resolutions of the board of directors (or equivalent governing body) of each Credit Party approving this Agreement and, to the extent applicable, the other Loan Documents, and of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the other Loan Documents, (2) the articles of incorporation or other charter documents, as applicable, of each Credit Party and (3) the bylaws or comparable operating agreement, as applicable, of each Credit Party.

(iii)          Certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate governmental authorities of the state of incorporation or organization and each other state in which the failure to so qualify and be in good standing would reasonably be expected to have a Material Adverse Effect.

(iv)          A certificate of the Secretary or an Assistant Secretary of each Credit Party certifying the names and true signatures of the officers of such Credit Party authorized to sign each Loan Document to which it is a party and the other documents to be delivered by it hereunder.

(v)           A favorable opinion of each of (i) Cravath, Swaine & Moore LLP, special New York counsel for the Borrower and (ii) Latham, Shuker, Eden & Beaudine, LLP, special Florida counsel for the Borrower, in form and substance satisfactory to the Administrative Agent.

(vi)          An officer’s certificate prepared by the chief financial officer of the Borrower as to the solvency of the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the effectiveness of this Agreement on the Effective Date, in substantially the form of Exhibit G hereto.

(d)                 The Administrative Agent shall have received at least five Business Days prior to the Effective Date all documentation and other information about the Borrower and the other Credit Parties as has been reasonably requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent that it (on behalf of itself and the Lenders) reasonably determines is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(e)                 Since December 31, 2014, no Material Adverse Effect has occurred.

SECTION 3.02.                  Conditions Precedent to Each Borrowing, Increase Date and Extension Date.  The obligation of each Lender to make an Advance on the occasion of each Borrowing, each Commitment Increase and each extension of Commitments pursuant to Section 2.17 shall be subject to the conditions precedent that the Effective Date shall have occurred, the Administrative Agent shall have received the relevant Notice of Borrowing, request for Commitment Increase or request for Commitment Extension and on the date of such Borrowing, such Increase Date or such Extension Date the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, request for Commitment Increase, request for Commitment Extension and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing, such Increase Date or such Extension Date such statements are true):

(a)                 the representations and warranties contained in Section 4.01 are (1) with respect to representations and warranties that contain a materiality qualification in Section 4.01, true and correct and (2) with respect to all other representations and warranties, true and correct in all material respects, in each case, on and as of the date of such Borrowing, such Increase Date or such Extension Date, before and after giving effect to such Borrowing, such Increase Date or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date, and

(b)                 no event has occurred and is continuing, or would result from such Borrowing, such Increase Date or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default.

SECTION 3.03.                   Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.  The Administrative Agent shall promptly notify the Lenders and the Borrower of the occurrence of the Effective Date.

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES

SECTION 4.01.                  Representations and Warranties of the Credit Parties.  Each Credit Party represents and warrants as follows:

(a)                Each Credit Party is duly organized, validly existing and in good standing under the applicable laws of the jurisdiction of its incorporation or formation and is in compliance with all applicable laws (including any Anti-Corruption Laws and including compliance with respect to each Plan but excluding those laws referred to in clauses (j), (k) and (l) below), except to the extent such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)                 The execution, delivery and performance by each Credit Party of this Agreement and each other Loan Document to which it is a party, and the consummation of the transactions contemplated hereby, are within such Credit Party’s corporate or other powers, have been duly authorized by all necessary corporate or other action, and do not contravene (i) such Credit Party’s charter or bylaws (or equivalent documents) or (ii) any applicable law or contractual restriction binding on or affecting such Credit Party, except in the case of clause (ii) to the extent such contravention would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)                 No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by any Credit Party of this Agreement or each other Loan Document to which it is a party, except such as have been obtained or made and are in full force and effect.

(d)                 This Agreement has been, and each other Loan Document when delivered hereunder will have been duly executed and delivered by each Credit Party party thereto.  This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of each Credit Party party thereto enforceable against such Credit Party in accordance with their respective terms.

(e)                 The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2014, and the related consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the condensed consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2015, and the related condensed consolidated statements of operations and cash flows of the Borrower and its Subsidiaries for the three months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to each Lender, fairly present, subject in the case of said balance sheet as at March 31, 2015, and said statements of operations and cash flows for the three months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied.

(f)                  There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) is pending or, to the knowledge of the Borrower, threatened as of the Effective Date and is reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document.

(g)                 The Borrower is not, and immediately after the application by the Borrower of the proceeds of each Advance will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h)                 After giving effect to the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Borrower and its Subsidiaries (as determined in good faith by the Borrower) subject to the provisions of Section 5.02(a) or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Debt and within the scope of Section 6.01(d), will consist of or be represented by Margin Stock.

(i)                   All factual information furnished by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document, included herein or therein or furnished hereunder or thereunder (as modified or supplemented by other information so furnished) does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

(j)                   Each of the Credit Parties and their Subsidiaries is in compliance with the FCPA.  Neither the Borrower nor any of its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower or its Subsidiary or to any other Person, in each case in violation of the FCPA.

(k)                 None of the Borrower, any of its Subsidiaries or, to their knowledge, any of their respective directors or executive officers, is in violation of any Sanctions. None of the Borrower or any of its Subsidiaries, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has assets located in Sanctioned Countries or (iii) derives its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  To the knowledge of the Borrower or its Subsidiaries, none of their respective directors or executive officers is a Sanctioned Person or a Sanctioned Entity.  No proceeds of any Advance will be used (i) to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of any applicable Sanctions or Anti-Corruption Law or (ii) in any other manner that would cause any Lender to be in violation of any Sanctions.

(l)                   Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.) (the “Trading with the Enemy Act”), as amended.  Neither the Borrower nor any of its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act.  None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

(m)                The Borrower or its Subsidiaries are the owner of, or have a valid leasehold interest in, all of their respective real and personal property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and none of such assets is subject to any Lien other than Permitted Liens or Liens permitted by Section 5.02(a).

(n)                 Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all income Tax returns and all other Tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of Taxes shown thereon to be due (including interest and penalties) and (b) all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it, except (i) Taxes that are not yet delinquent, (ii) Taxes that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (iii) to the extent that failure to do so would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(o)                 Except as disclosed and except for instances that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) the facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) are not contaminated with any Hazardous Materials in amounts or concentrations which (y) constitute a violation of, or (z) would reasonably be expected to subject any Credit Party to liability under any Environmental Law, (ii) the operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all Environmental Laws, (iii) neither the Credit Parties nor their Subsidiaries have received any unresolved written notice alleging responsibility for a violation, non-compliance, liability or potential liability of any Credit Party under Environmental Laws regarding any of the Properties or the Business, nor do the Credit Parties or their Subsidiaries have knowledge that any such notice will be received or is being threatened, (iv) to the knowledge of the Credit Parties, Hazardous Materials have not been transported or disposed of by or on behalf of any Credit Party in violation of, or in a manner that could reasonably be expected to give rise to liability on behalf of any Credit Party, under any Environmental Law, and no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability on behalf of any Credit Party under, any Environmental Law and (v) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or is expected to be named as a party with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries, nor is any Credit Party or Subsidiary a party to any outstanding consent decrees or other decrees, consent orders, administrative orders or other orders, in each case, by or with any governmental entity, under any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries.

(p)                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) no ERISA Event has occurred during the five‑year period prior to the date on which this representation is made or deemed made with respect to any Plan and (ii) neither the Borrower nor any of its ERISA Affiliates is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.  The present value of all accrued benefits under all Single Employer Plans taken in the aggregate (based on the assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is being made or deemed made, exceed by greater than $35,000,000 the value of the assets of such Plans taken in the aggregate allocable to such accrued benefits.

(q)                 Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) there are no strikes, walkouts, work stoppages or other labor difficulty pending or, to the knowledge of any Credit Party, threatened against any Credit Party and (ii) no unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries.

(r)                  As of the Effective Date, each Material Contract is, after giving effect to the transactions contemplated to occur on the Effective Date, in full force and effect.

ARTICLE V

 COVENANTS OF THE CREDIT PARTIES

SECTION 5.01.                   Affirmative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, each of the Credit Parties will:

(a)                 Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except, in each case, to the extent that any failures to so comply, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to comply with any law, rule, regulation or order to the extent it is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.  The Borrower shall maintain, and cause each of its Subsidiaries to maintain, policies and procedures designed to ensure compliance with applicable Sanctions and Anti-Corruption Laws.

(b)                 Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such Tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(c)                 Maintenance of Insurance.  Maintain, and cause each of its Significant Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which each Credit Party or such Significant Subsidiary operates.

(d)                 Preservation of Corporate Existence, Etc.  Preserve and maintain its corporate or other legal existence, rights (charter and statutory) and franchises if the loss or failure to maintain the same would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; provided, however, that the Borrower or any of its Subsidiaries may consummate any merger, consolidation or other transaction permitted under Section 5.02(b).

(e)                 Visitation Rights.  At any reasonable time and from time to time on reasonable notice and at reasonable intervals, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, to visit the properties of the Borrower and any of its Subsidiaries and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and, during the continuance of any Default, to examine and make copies of and abstracts from the records and books of account of the Borrower and any of its Subsidiaries and (provided that an officer or officers of the Borrower are afforded a reasonable opportunity to be present) to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with their independent certified public accountants.

(f)                  Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(g)                 Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Significant Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that any failure to do so, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

(h)                 Primary Business.  Continue to be engaged primarily in lines of business as carried on at the date hereof or lines of business related, complementary or ancillary thereto.

(i)                   Reporting Requirements.  Furnish to the Administrative Agent (who shall furnish to the Lenders):

(i)             as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP; provided that for the fiscal quarter ending as of June 30, 2015, additionally, the calculation of the Consolidated EBITDA of the Borrower and its Subsidiaries;

(ii)            as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited financial statements for such year for the Borrower and its Subsidiaries, containing the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing and a certificate of the chief financial officer of the Borrower as to compliance with the terms of this Agreement, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

(iii)          as soon as possible and in any event within seven days after obtaining knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv)         [reserved];

(v)           promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 4.01(f); and

(vi)          such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

(j)                  Additional Subsidiaries.  If, after the Effective Date, any Person becomes a Material Domestic Subsidiary (whether as a result of an acquisition of a Material Domestic Subsidiary or otherwise) (with respect to any such Material Domestic Subsidiary, the date on which it becomes a Material Domestice Subsidiary, a “Guarantor Reference Date”), the Borrower shall, on or prior to the latest of (i) the date that is forty-five days after the Guarantor Reference Date, (ii) the first date after the Guarantor Reference Date on which an Advance is made or is outstanding and (iii) such later date as may be agreed by the Administrative Agent in its reasonable discretion, cause such Person to: (A) become a Guarantor by delivering to the Administrative Agent a duly executed supplement to this Agreement or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, (B) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 3.01(c) as may be reasonably requested by the Administrative Agent, (C) deliver to the Administrative Agent such updated Schedules to this Agreement as reasonably requested by the Administrative Agent with respect to such Person and (D) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(k)                 Certain Post-Closing Obligations. Within 60 days after the Effective Date (or such later date as the Administrative Agent may reasonably agree), the Borrower shall, or shall cause any applicable Subsidiary to, take each action set forth on Schedule 5.01(k).

SECTION 5.02.                  Negative Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, no Credit Party will:

(a)                 Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties (which for purposes of this subsection (a) shall be deemed not to include shares of the Borrower’s capital stock), whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

(i)             Permitted Liens;

(ii)            Liens securing purchase money Debt, Liens on fixed or capital assets acquired, constructed or improved and capital lease obligations (and refinancings of any thereof) to the extent permitted under Section 5.02(d)(iii); provided, that (i) any such Lien attaches to such property prior to, concurrently with or within 90 days after the acquisition, construction, improvement or lease thereof and (ii) such Lien attaches solely to the property so acquired, constructed, improved or leased in such transaction;

(iii)          the Liens existing on the Effective Date and described on Schedule 5.02(a) hereto;

(iv)          any Lien existing on any asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(v)           Liens securing Debt payable by a Subsidiary to a Credit Party;

(vi)          other Liens securing Debt in an aggregate principal amount not to exceed at any time outstanding an amount equal to the greater of (i) $150,000,000 and (ii) 3.5% of the book value of the Consolidated Assets calculated as of the date of Lien incurrence; and

(vii)        the replacement, extension or renewal of any Lien permitted by clauses (ii) (iii) or (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount other than to the extent of any reasonable fees and expenses in connection with any such replacement, extension or renewal) of the Debt secured thereby.

(b)                Mergers, Etc.  Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, except:

(i)             (A) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (B) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 5.01(j) in connection therewith);

(ii)            (A) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Subsidiary and (B) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Domestic Subsidiary;

(iii)          any Subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any

Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(iv)          (A) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Subsidiary and (B) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Domestic Subsidiary;

(v)           any Subsidiary of the Borrower may merge with or into any Person; provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Guarantor, (x) a Guarantor shall be the continuing or surviving entity; (y) simultaneously with such transaction, the continuing or surviving entity shall become a Guarantor and the Borrower shall comply with Section 5.01(j) in connection therewith or (z) after giving effect to such merger, the surviving entity is not a Subsidiary of the Borrower and no longer a Guarantor;

(vi)          any merger, consolidation, transfer or disposition that is the direct result of the Cable One Spin-Off or the Kaplan Sale; and

(vii)        any Guarantor may dispose of all or substantially all of its assets to any other Person that is not the Borrower or any other Guarantor; provided that at the time of such disposition, the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 5.03 after giving effect to such disposition;

provided that the Borrower may merge or consolidate with any other Person so long as the Borrower is the surviving entity and provided further that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)                 Accounting Changes; Material Contracts.  Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as permitted by generally accepted accounting principles and, in the case of any material change, concurred with by the Borrower’s independent public accountants. The Borrower will not, nor will it permit any Subsidiary to, amend, modify or waive, in any manner that would reasonably be expected to materially adversely affect the Lenders, any of its rights under any Material Contract without the prior written consent of the Required Lenders.

(d)                Debt, Investments and Restricted Payments.  Create, incur, assume or permit to exist any Debt or make any Investments or Restricted Payments, or permit any of its Subsidiaries to do the same, except:

(i)             Debt arising or existing under this Agreement and the other Loan Documents;

(ii)            Debt or Investments existing on the Effective Date and described on Schedule 5.02(d) hereto;

(iii)          Debt of the Borrower and/or its Subsidiaries incurred after the Effective Date consisting of capital leases or Debt incurred to provide all or a portion of the purchase price or cost of acquisition of any real property and/or construction and improvements thereon or equipment  or other fixed assets acquired or held by the Borrower and its Subsidiaries; provided that (i) such Debt when incurred shall not exceed the purchase price or cost of acquisition, construction or improvement of such asset(s); (ii) no such Debt shall be renewed, refinanced or extended for a principal amount in excess of the principal balance outstanding thereon at the time of such renewal, refinancing or extension (other than with respect to reasonable fees and expenses in connection with any such renewal, refinancing or extension); and (iii) the total amount of all such Debt shall not exceed $15,000,000 at any time outstanding;

(iv)          Guarantees of any Debt otherwise permitted to be incurred hereunder;

(v)           Unsecured intercompany Debt among the Credit Parties or between Non-Guarantor Subsidiaries;

(vi)          Investments in, and loans to, any Credit Party;

(vii)        Investments in, and loans to, any Non-Guarantor Subsidiary in an aggregate amount not to exceed $25,000,000 at any time outstanding;

(viii)       Investments by any Non-Guarantor Subsidiary in another Non-Guarantor Subsidiary;

(ix)           Permitted Investments;

(x)            the Cable One Spin-Off to the extent it constitutes a Restricted Payment; and

(xi)            other Debt, Investments and Restricted Payments of the Borrower and its Subsidiaries; provided that at the time of the initial creation, incurrence or assumption thereof, the Borrower is in pro forma compliance with each of the financial covenants set forth in Section 5.03 after giving effect to such Debt, Investments and Restricted Payment, as applicable; provided further that any acquisition shall not be a “hostile” acquisition.

(e)                 Transactions with Affiliates. Enter into, or permit any of their Subsidiaries to enter into, any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate involving aggregate payments or consideration in excess of $5,000,000, except (i) transactions on terms and conditions not materially less favorable then would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, (ii) transactions solely between or among the Borrower and/or any of its Subsidiaries, (iii) any Debt, Investment or Restricted Payment permitted by Section 5.02(d), and (iv) reasonable and customary compensation and reimbursements of expenses and indemnities provided to any director, officer or employee.

(f)                  Sale Leasebacks.  Will not, nor permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party in connection with such lease, in each case unless (i) any capital lease obligations arising in connection therewith are permitted under Section 5.02(d) and (ii) any Liens arising in connection therewith (including Liens deemed to arise in connection with any such capital lease obligations) are permitted under Section 5.02(a).

(g)                 No Further Negative Pledges.  Assume or become, or permit any of its Subsidiaries to assume or become, subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, to secure any Borrower Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) restrictions and conditions imposed by applicable law or existing on the Effective Date, (iii) pursuant to any document or instrument governing Debt incurred pursuant to Section 5.02(d)(iii); provided that any such restrictions apply only to the assets securing such Debt, (iv) in connection with any Permitted Lien or Lien permitted under Section 5.02(a) or any document or instrument governing any Permitted Lien or such other Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary restrictions contained in agreements relating to the sale of assets that are applicable solely pending such sale, provided that such restrictions and conditions apply only to the assets to be sold, (vi) restrictions imposed by agreements relating to Debt of any Subsidiary in existence at the time such Subsidiary became a Subsidiary, (vii) customary provisions in leases and other agreements restricting the assignment thereof, (viii) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions imposed by its organizational documents or any related joint venture or similar agreement; provided that such restrictions and conditions apply only to such Subsidiary and to any Equity Interests in such Subsidiary and (ix) restrictions imposed by the definitive documentation related to the Borrower’s 7.25% unsecured notes due 2017 and any refinancing thereof on terms substantially similar to such unsecured notes.

SECTION 5.03.                  Financial Covenants.  So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and its Subsidiaries will maintain, as of the end of each fiscal quarter beginning with the fiscal quarter ending September 30, 2015:

(a)                 a Total Leverage Ratio of not greater than 3.50 to 1.00; and

(b)                a Consolidated Interest Coverage Ratio of not less than 3.50 to 1.00.

ARTICLE VI

 EVENTS OF DEFAULT

SECTION 6.01.                  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                Any principal of any Advance shall not be paid when the same becomes due and payable (or, if any such failure is due solely to technical or administrative difficulties relating to the transfer of such principal payment, within two Business Days after the same becomes due and payable); or any interest on any Advance or any other fees or other amounts payable under this Agreement or any other Loan Document shall not be paid within three Business Days after the same becomes due and payable; or

(b)                Any representation or warranty made by any Credit Party in any Loan Document or by any Credit Party (or any of its officers) in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)                 (i)  Any Credit Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.16, 5.01(d) or (i)(iii), 5.02 or 5.03, or (ii) any Credit Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d)                (i)  The Borrower and/or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt (other than Non-Recourse Debt), individually or collectively, that is outstanding in a principal amount of at least $35,000,000 in the aggregate (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; provided that this clause (d)(ii) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if the amount that becomes due is promptly paid; or

(e)                 Any Credit Party or any of the Borrower’s Significant Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party or any of the Borrower’s Significant Subsidiaries seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Laws, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or in such proceeding the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property shall occur; or any Credit Party or any of the Borrower’s Significant Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)                  Any judgment or order of a court of competent jurisdiction for the payment of money in excess of $35,000,000 shall be rendered against any Credit Party or any of the Borrower’s Significant Subsidiaries, such judgment shall not be satisfied or otherwise discharged and either (i) enforcement proceedings shall have been legally commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.01(f) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A-” by A.M.  Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g)                Any Person or two or more Persons acting in concert (other than the Graham Interests) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing 30% or more of the combined voting power of all Voting Stock of the Borrower and such combined voting power exceeds the then current voting power of the Voting Stock of the Borrower (or other securities convertible into such Voting Stock) controlled by the Graham Interests; or

(h)                Any Credit Party or any of its ERISA Affiliates shall incur liability as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan or a determination that a Multiemployer Plan is in “endangered” or “critical” status within the meaning of Section 432 of the Internal Revenue Code or Section 305 of ERISA; or (iii) the reorganization, insolvency or termination of a Multiemployer Plan; provided that, in the event of any of the above and, in the reasonable opinion of the Required Lenders, such liability would reasonably be likely to result in a Material Adverse Effect, provided, further, that any such liability in an amount not to exceed $35,000,000 shall be deemed not to be reasonably likely to result in a Material Adverse Effect;

(i)                  At any time after the execution and delivery thereof, any Loan Document, for any reason other than the satisfaction in full of all Borrower Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document to which it is a party; or

(j)                  At any time after the Effective Date, the Guaranty, for any reason other than the satisfaction in full of all Borrower Obligations, shall cease to be in full force and effect (other than in accordance with its terms or the terms hereof) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty in writing;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (iii) shall at the request, or may with the consent, of the Required Lenders, exercise such other rights and remedies as provided under the Loan Documents and under applicable laws; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under any Debtor Relief Laws, (A) the obligation of each Lender to make Advances shall automatically be terminated and (B) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Credit Party.

ARTICLE VII

 THE ADMINISTRATIVE AGENT

SECTION 7.01.                  Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Wells Fargo Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and, except as provided in Section 7.07, neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 7.02.                   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 7.03.                  Exculpatory Provisions.

(a)                 The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(i)             shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)                The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent in writing by the Borrower or a Lender.

(c)                 The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 7.04.                  Reliance by the Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05.                  Indemnification.  The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably according to their Commitments, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

SECTION 7.06.                  Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of this credit facility as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-

agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

SECTION 7.07.                  Resignation of Administrative Agent.

(a)                 The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)                 If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders or the Borrower may, to the extent permitted by applicable law, by notice in writing to the Borrower, if being done by the Required Lenders, and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders or the Borrower, as applicable, and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)                With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article, Section 7.10 and Section  9.04 and  shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

SECTION 7.08.                  Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 7.09.                  No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.

SECTION 7.10.                  Guaranty Matters.  Each of the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under any Loan Documents if such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under this Agreement pursuant to this Section 7.10.  In each case as specified in this Section 7.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to release such Guarantor from its obligations under this Agreement, in each case in accordance with the terms of the Loan Documents and this Section 7.10.

ARTICLE VIII

 GUARANTY

SECTION 8.01.                  The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Advances hereunder, each of the Guarantors hereby agrees with the Administrative Agent, the Lenders as follows: each Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Borrower Obligations hereunder and under the other Loan Documents.  If any or all of the indebtedness becomes due and payable hereunder, each Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent, the Lenders, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of the Borrower Obligations.  The

Guaranty set forth in this Article VIII is a guaranty of payment when due and not of collection.  The word “indebtedness” is used in this Article VIII in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Borrower, including specifically all Borrower Obligations, arising in connection with this Agreement or the other Loan Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Borrower may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter becomes otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

SECTION 8.02.                  Bankruptcy.  Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Borrower Obligations of the Borrower to the Lenders whether or not due or payable by the Borrower upon the occurrence of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding and unconditionally promises to pay such Borrower Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States.  Each of the Guarantors further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or a Guarantor, the estate of the Borrower or a Guarantor, a trustee, receiver or any other party under any Debtor Relief Laws, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

SECTION 8.03.                  Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Borrower Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Borrower Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Borrower Obligations which the Administrative Agent or such Lenders provides to the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

SECTION 8.04.                  Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

SECTION 8.05.                  Authorization.  Each of the Guarantors authorizes the Administrative Agent, each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Borrower Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Borrower Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors.

SECTION 8.06.                   Reliance.  It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 8.07.                   Waiver.

(a)                 Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s rights whatsoever.  Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other guarantor or any other party other than payment in full of the Borrower Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnified Party based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other guarantor or any other party, or the unenforceability of the Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Borrower Obligations.  The Administrative Agent may, at its election, exercise any right or remedy the Administrative Agent or any Lender may have against the Borrower or any other party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Borrower Obligations have been paid in full and the Commitments have been terminated.  Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party.

(b)                 Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Borrower Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)                 Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lenders against the Borrower or any other guarantor of the Borrower Obligations of the Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Borrower Obligations shall have been paid in full and the Commitments have been terminated.  Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Borrower Obligations of the Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Borrower Obligations of the Borrower until such time as the Borrower Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnified Party based on the then-known facts and circumstances) shall have been paid in full and the Commitments have been terminated.

SECTION 8.08.                  Limitation on Enforcement.  The Lenders agree that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement.  The Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or stockholder of the Guarantors.

SECTION 8.09.                  Confirmation of Payment.  The Administrative Agent and the Lenders will, upon request after payment of the Borrower Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 8.02.

ARTICLE IX

 MISCELLANEOUS

SECTION 9.01.                  Amendments, Etc.  No amendment or waiver of any provision of any Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Section 3.01, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances that shall be required for the Lenders or any of them to take any action hereunder (including the definition of “Required Lenders”), (iii) amend this Section 9.01, (iv) release (A) all of the Guarantors or (B) Guarantors comprising substantially all of the credit support for the Borrower Obligations, in any case, from the Guaranty hereunder (other than as authorized in Section 7.10), without the written consent of each Lender, or (v) change any pro rata payment provisions, including as provided in Section 2.15; and (b) no amendment, waiver or consent shall, unless in writing and signed by each Lender directly and adversely affected thereby, do any of the following: (i) increase or extend the Commitments of such Lender, (ii) reduce the principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder or (iii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable to such Lender hereunder, provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.

SECTION 9.02.                  Notices, Etc.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)              if to the Borrower or any Guarantor, to it at 1150 15th Street N.W., Washington, D.C. 20071, Attention of Daniel J. Lynch, V.P. and Treasurer (Facsimile No. 202-496-3742; Telephone No. 202-3344623; email: daniel.lynch@ghco.com);

(ii)            if to the Administrative Agent, to Wells Fargo Bank, National Association, as Administrative Agent at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522, with a copy to Wells Fargo Bank, National Association, 7475 Wisconsin Avenue, Suite 400, Bethesda, MD 20814, Attention of Barbara Angel; and

(iii)          if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                 Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)                Platform.

(i)             The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii)            The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of communications through the Platform.  “Communications” means, collectively, any notice, demand, communication, information, document or other material that the Borrower provides to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through the Platform.

SECTION 9.03.                  No Waiver; Remedies.  No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 9.04.                  Costs and Expenses.  (a)  The Borrower and any other Credit Party, jointly and severally, agree to pay on demand all reasonable and documented (in summary form) legal and other out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation and duplication expenses, and (B) the reasonable fees, charges and disbursements of counsel for the Administrative Agent (limited in the case of legal expenses, to one firm of counsel (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel)) with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement.  The Borrower and any other Credit Party, jointly and severally, further agree to pay on demand all reasonable and documented (in summary form) legal or other out-of-pocket costs and expenses of the Administrative Agent and the Lenders, if any (limited in the case of legal expenses, to one firm of counsel (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel)), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent and each Lender in connection with the enforcement of rights under this Section 9.04(a).

(b)                The Borrower and any other Credit Party, jointly and severally, agree to indemnify and hold harmless the Administrative Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented (in summary form) legal and other out-of-pocket fees and expenses (limited, in the case of legal expenses, to one firm of counsel for all Indemnified Parties taken as a whole (and one local counsel in each applicable jurisdiction and any reasonably necessary specialty area counsel for all Indemnified Parties taken as a whole and, in the event of any actual conflict of interest, one additional counsel of each type to each group of similarly affected Indemnified Parties)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Advances, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, whether or not such investigation, litigation or proceeding is brought by any Credit Party, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or related expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willfull misconduct of such Indemnified Party or any of its Related Parties or breach of a material obligation by such Indemnified Party or any of its Related Parties under this Agreement.

(c)                 If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.08(d) or (e), 2.09, 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of an Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 9.07 as a result of a demand by the Borrower pursuant to Section 2.19, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d)                Without prejudice to the survival of any other agreement of any Credit Party hereunder, the agreements and obligations of any Credit Party contained in Sections 2.11, 2.14 and 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

SECTION 9.05.                  Right of Set-off.  Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of any Credit Party now or hereafter existing under this Agreement held by such Lender, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured, and regardless of the place of payment, booking branch or currency of either obligation.  If the obligations subject to set off are in different currencies, the Lender or its Affiliate may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  Each Lender agrees promptly to notify the applicable Credit Party, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender and its

Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

SECTION 9.06.                  Binding Effect.  This Agreement shall become effective upon satisfaction of the conditions precedent set forth in Section 3.01 and thereafter shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender (and any other attempted assignment or transfer by any Credit Party shall be null and void).

SECTION 9.07.                  Assignments and Participations.  (a)  Successors and Assigns Generally.  No Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Lender shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                Assignments by Lenders.  Any Lender may at any time and, if demanded by the Borrower in accordance with Section 2.17 or 2.19 at a time when no Default has occurred and is continuing upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)              Minimum Amounts.

(A)                in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Advances at the time owing to it, no minimum amount need be assigned; and

(B)                 in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a proportionate part of all of its rights and obligations among separate Facilities on a non-pro rata basis.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)                the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default pursuant to clause (a) or (e) of Section 6.01 has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof; and

(B)                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Commitment or an Affiliate of such Lender;

(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided, further, that no such processing and recordation fee shall be paid in connection with an assignment made pursuant to Section 2.19.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons.  No such assignment shall be made to (A) any person that is not an Eligible Assignee or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11 and 9.04, and subject to the obligations of Section 7.05, in each case, with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)                 Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assumption Agreement and each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent demonstrable error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                Participations.  Any Lender may at any time, without the consent of, or notice to, any Credit Party or the Administrative Agent, sell participations to any Person (other than a natural Person or any Credit Party or any of their Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 7.05 with respect to any payments made by such Lender to its Participant(s).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)                 Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b)(ii) and (iii) of the first proviso of Section 9.01 that directly and adversely affects such Participant.  The Borrower agrees that, subject to paragraph (f) below, each Participant shall be entitled to the benefits of Sections 2.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section.  To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(f)                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.11 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent; provided that the Participant shall be subject to the provisions of Sections 2.15 and 2.19.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.14 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.14(e) as though it were a Lender.

(g)                Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.08.                  Confidentiality.  Neither the Administrative Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of the Borrower, except that Confidential Information may be disclosed (a) to the Administrative Agent’s or such Lender’s Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; or (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or this credit facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities.

SECTION 9.09.                  Governing Law.  This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.10.                  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11.                  Jurisdiction, Etc.  (a) Each Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.   Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)                 Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

SECTION 9.12.                  Patriot Act Notice.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Guarantor in accordance with the Act.

SECTION 9.13.                  Waiver of Jury Trial.  Each of the Credit Parties, the Administrative Agent and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or any other Loan Document or the actions of the Administrative Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:	GRAHAM HOLDINGS COMPANY

	By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Senior Vice President, Finance

GUARANTORS:	GRAHAM MEDIA GROUP, INC.

	By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

GRAHAM MEDIA GROUP, FLORIDA, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

GRAHAM MEDIA GROUP, HOUSTON, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

GRAHAM MEDIA GROUP, MICHIGAN, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

GRAHAM MEDIA GROUP, ORLANDO, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

GRAHAM MEDIA GROUP, SAN ANTONIO, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

KAPLAN, INC.

By:	/s/ Hal S. Jones
Name: Hal S. Jones
Title: Assistant Treasurer

IOWA COLLEGE ACQUISITION, LLC

By:	/s/ Chris Neumann
Name: Chris Neumann
Title: Assistant Secretary

DF INSTITUTE, LLC

By:	/s/ Chris Neumann
Name: Chris Neumann
Title: Assistant Secretary

KAPLAN INTERNATIONAL NORTH AMERICA, LLC

By:	/s/ Chris Neumann
Name: Chris Neumann
Title: Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION
as Administrative Agent

By:	/s/ Barbara K. Angel
Name: Barbara K. Angel
Title: Senior Vice President

Initial Lenders

JPMORGAN CHASE BANK, N.A.

By:	/s/ Alicia T. Schreibstein
Name: Alicia T. Schreibstein
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Barbara K. Angel
Name: Barbara K. Angel
Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Peter Martin
Name: Peter Martin
Title: Vice President

BANK OF AMERICA, N.A.

By:	/s/ Mark A. Zirkle
Name: Mark A. Zirkle
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Steven Day
Name: Steven Day
Title: Assistant Vice President

THE BANK OF NEW YORK MELLON

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment
Wells Fargo Bank, N.A.	$47,000,000.00
JPMorgan Chase Bank, N.A.	$47,000,000.00
HSBC Bank USA, National Association	$41,000,000.00
Bank of America, N.A.	$25,000,000.00
PNC Bank, National Association	$25,000,000.00
The Bank of New York Mellon	$15,000,000.00

Total:	$200,000,000.00

SCHEDULE II

CLOSING DATE GUARANTORS

1.	Graham Media Group, Inc.
2.	Graham Media Group, Florida, Inc.
3.	Graham Media Group, Houston, Inc.
4.	Graham Media Group, Michigan, Inc.
5.	Graham Media Group, Orlando, Inc.
6.	Graham Media Group, San Antonio, Inc.
7.	Kaplan, Inc.
8.	DF Institute, LLC
9.	Iowa College Acquisition, LLC
10.	Kaplan International North America, LLC

SCHEDULE 5.01(k)
CERTAIN POST-CLOSING OBLIGATIONS

1.	Amendment of the Amended Certificate of Incorporation of Graham Media Group, Inc. to remove Section Seventh.

2.	Amendment of the Amended Certificate of Incorporation of Graham Media Group, Orlando, Inc. to remove Section Eighth.

3.	Amendment of the Amended Certificate of Incorporation of Graham Media Group, Michigan, Inc. to remove Section Seventh.

SCHEDULE 5.02(a)
EXISTING LIENS

None.

SCHEDULE 5.02(d)

EXISTING DEBT AND INVESTMENTS

Existing Debt:

1.	$400 million principal amount of 7.25% unsecured notes due February 1, 2019.

Existing Investments:

              As disclosed to, and on file with, the Administrative Agent.

EXHIBIT A - FORM OF
NOTE

U.S.$_________________	Dated: ________, 20__

FOR VALUE RECEIVED, the undersigned, GRAHAM HOLDINGS COMPANY, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to [__________] or its registered assigns (the “Lender”) for the account of its Applicable Lending Office on the Termination Date (as defined in the Credit Agreement referred to below) in accordance with the provisions of the Credit Agreement (as defined below) the principal sum of U.S.$[______] or, if less, the aggregate unpaid principal amount of the Advances made by the Lender to the Borrower pursuant to the Five Year Credit Agreement dated as of June 29, 2015, among the Borrower, the Guarantors, the Lender and certain other lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lender and such other lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), outstanding on such date.

The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Wells Fargo Bank, National Association, as Administrative Agent, at Wells Fargo Bank, National Association, as Administrative Agent at 1525 W. W.T. Harris Blvd., 1st Floor, Charlotte, NC 28262-8522, in same day funds.  Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

This Promissory Note is one of the other Loan Documents referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Except as provided in the Credit Agreement, this Promissory Note may not be assigned by the Lender to any Person.

GRAHAM HOLDINGS COMPANY

By
Title:

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXHIBIT B-1 - FORM OF NOTICE OF
BORROWING

Wells Fargo Bank, National Association, as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below

[Date]

Ladies and Gentlemen:

The undersigned, Graham Holdings Company, refers to the Five Year Credit Agreement, dated as of June 29, 2015 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors, certain Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for such Lenders, and hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

1.  The Business Day of the Proposed Borrowing is _______, 20__.

2.  The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

3.  The aggregate amount of the Proposed Borrowing is $______.

4.  [The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is ______ month[s] [with an alternative Interest Period of ____ month[s]]1.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)            the representations and warranties contained in Section 4.01 of the Credit Agreement are (1) with respect to representations and warranties that contain a materiality qualification in such Section 4.01, true and correct and (2) with respect to all other representations and warranties, true and correct in all material respects, in each case, on and as of the date of such Borrowing, such Increase Date or such Extension Date, before and after giving effect to such Borrowing, such Increase Date or such Extension Date and to the application of the proceeds therefrom, as though made on and as of such date except to the extent such representations and warranties expressly relate to an earlier date; and

1            In the case twelve months is selected in the prior blank.

(B)            no event has occurred and is continuing, or would result from such Borrowing, such Increase Date or such Extension Date or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

GRAHAM HOLDINGS COMPANY

By
Title:

EXHIBIT B-2 - FORM OF NOTICE OF
CONTINUATION/CONVERSION

Wells Fargo Bank, National Association, as Administrative Agent
for the Lenders parties
to the Credit Agreement
referred to below

[Date]

Attention:  [Bank Loan Syndications Department]

Ladies and Gentlemen:

The undersigned, Graham Holdings Company, refers to the Five Year Credit Agreement, dated as of June 29, 2015 (as amended or modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the undersigned, the Guarantors, certain Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for said Lenders, and hereby gives you notice pursuant to Section 2.09 of the Credit Agreement that the undersigned hereby requests a continuation or conversion of the following Borrowing according to the terms below:

(i)            The date of continuation or conversion (which is the last day of the applicable Interest Period) is __________.

(ii)           The principal amount of such continuation or conversion is US$ __________.2

[(iii)        The Advances to be continued or converted are _______.]

[(iv)        The Type of Advances to which such Borrowing is to be converted is [Base Rate Advances] [Eurodollar Rate Advances].]

[(v)          The last day of the requested Interest Period is ___________]3

2            Which amount shall be, (x) with respect to Base Rate Advances, in an aggregate principal amount of $3,000,000  or a whole multiple of $1,000,000 in excess thereof and (y) with respect to Eurodollar Rate Advances, in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

3            For Eurodollar Rate Advances only.

Very truly yours,

GRAHAM HOLDINGS COMPANY

By
Title:

EXHIBIT C - FORM OF
ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]4 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]5 Assignee identified in item 2 below ([the] [each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors] [the Assignees]6 hereunder are several and not joint].7 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The terms and conditions (the “Standard Terms and Conditions”) set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

4            For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
5            For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
6            Select as appropriate.
7            Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] of [identify Lender]

3.	Borrower(s):

4.	Agent:	, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The $200,000,000 Five-Year Credit Agreement dated as of June 29, 2015, among Graham Holdings Company, the Guarantors, the Lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/ Advances for all Lenders[10]	Amount of Commitment/ Advances Assigned[11]	Percentage Assigned of Commitment/ Advances	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.  Trade Date: ____________]12

8            List each Assignor, as appropriate.
9            List each Assignee, as appropriate.
10         Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
11         Set forth, to at least 9 decimals, as a percentage of the Commitment/Advances of all Lenders thereunder.
12         To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: ___________ __, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][14] [NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

 [Consented to and]15 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent

By:
Title:

13            Add additional signature blocks as needed.
14            Add additional signature blocks as needed.
15            To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:]16

[NAME OF RELEVANT PARTY]

By:
Title:

16            To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
[________________]17

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1            Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under Section 9.07 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01(i) thereof, financial statements referred to in Section 4.01(e) thereof and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

17            Describe Credit Agreement at option of the Administrative Agent.

2.            Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date.  The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.            General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D - FORM OF
ASSUMPTION AGREEMENT

Dated: ______________

Graham Holdings Company
1150 15th Street, N.W.
Washington, D.C.  20071

Wells Fargo Bank, National Association, as Administrative Agent

Attention: ______________

Ladies and Gentlemen:

Reference is made to the Five Year Credit Agreement dated as of June 29, 2015 among Graham Holdings Company (the “Borrower”), the Guarantors, the Lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent (the “Credit Agreement”; terms defined therein being used herein as therein defined), for such Lenders.

The undersigned (the “Assuming Lender”) proposes to become an Assuming Lender pursuant to Section 2.05(b) or 2.17 of the Credit Agreement and, in that connection, hereby agrees that it shall become a Lender for purposes of the Credit Agreement on [applicable Increase Date/Extension Date] and that its Commitment shall as of such date be $[___________].

The undersigned (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01(e) thereof, the most recent financial statements referred to in Section 5.01(i) thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assumption Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) confirms that it is an Eligible Assignee; (vi) specifies as its Lending Office (and address for notices) the offices set forth beneath its name on the signature pages hereof; and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States required under Section 2.14 of the Credit Agreement.

The effective date for this Assumption Agreement shall be [applicable Increase Date/Extension Date].  Upon delivery of this Assumption Agreement to the Borrower and the Administrative Agent, and satisfaction of all conditions imposed under Section 2.05(b) as of [date specified above], the undersigned shall be a party to the Credit Agreement and have the rights and obligations of a Lender thereunder.  As of [date specified above], the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assumed hereby (including, without limitation, all payments of principal, interest and commitment fees) to the Assuming Lender.

This Assumption Agreement may be executed in counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart by telecopier shall be effective as delivery of a manually executed counterpart of this Assumption Agreement.

This Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[NAME OF ASSUMING LENDER]

By:
Name:
Title:

Domestic Lending Office
(and address for notices):

[Address]

Eurodollar Lending Office: [Address]

Acknowledged and Agreed to:

GRAHAM HOLDINGS COMPANY

By:
Name:
Title:

EXHIBIT E – NOTICE OF
ACCOUNT DESIGNATION

ACCOUNT DESIGNATION NOTICE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Five Year Credit Agreement dated as of June 29, 2015, among the Borrower, the Guarantors, the Lender and certain other lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)

DATE:	[Date]

The Administrative Agent is hereby authorized to disburse all Borrowings into the following account, unless the Company shall designate, in writing to the Administrative Agent, one or more other accounts:

Bank Name: [______________________]
ABA Routing Number: [_______]
Account Number: [__________]

This Account Designation Notice may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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GRAHAM HOLDINGS COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT F – NOTICE
OF PREPAYMENTS

NOTICE OF PREPAYMENT

[Date]

TO:	Wells Fargo Bank, National Association, as Administrative Agent

Re:
Five Year Credit Agreement dated as of June 29, 2015, among the Borrower, the Guarantors, the Lender and certain other lenders parties thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended or modified from time to time, the “Credit Agreement”)

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Credit Agreement.

This letter shall constitute written notice to the Lender pursuant to Section 2.10 of the Credit Agreement of the Borrower’s intent to prepay the Advances listed below in the amount corresponding to such Advances on or about the corresponding date listed below (the “Scheduled Prepayment Date”).

Scheduled Prepayment Date	Amount	Interest Rate (Base Rate/ LIBOR Rate)

NOTE:	PARTIAL PREPAYMENTS SHALL BE IN AN AGGREGATE AMOUNT OF (X) $2,000,000 OR A WHOLE MULTIPLE OF $1,000,000 IN EXCESS THEREOF WITH RESPECT TO REVOLVING CREDIT LOANS THAT ARE BASE RATE LOANS (OTHER THAN SWINGLINE LOANS) AND (Y) $5,000,000 OR A WHOLE MULTIPLE OF $1,000,000 IN EXCESS THEREOF WITH RESPECT TO REVOLVING CREDIT LOANS THAT ARE LIBOR RATE LOANS

[This letter is delivered in connection with a refinancing of the Credit Facility or other transaction and is consequently contingent upon the consummation of such refinancing or other transaction and may be revoked by the Borrower in the event such refinancing or other transaction is not consummated.]18

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18 Include if prepayment is to be a prepayment in full of the Credit Facility.

Sincerely,

GRAHAM HOLDINGS COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT G – FORM OF
SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

TO:	Wells Fargo Bank, National Association, as Administrative Agent

RE:
Five Year Credit Agreement dated as of June 29, 2015, among the Borrower, the Guarantors, the Lender and certain other lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent for the Lenders (as amended or modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined)

DATE:	[Date]

The undersigned chief financial officer of the Borrower is familiar with the properties, businesses, assets and liabilities of the Credit Parties and their Subsidiaries and is duly authorized to execute this certificate on behalf of the Borrower, the other Credit Parties and their Subsidiaries.

The undersigned certifies that he/she has made such investigation and inquiries as to the financial condition of the Credit Parties and their Subsidiaries as the undersigned deems necessary and prudent for the purpose of providing this Certificate.  The undersigned acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the making of Advances under the Credit Agreement.

BASED ON THE FOREGOING, the undersigned certifies, in his or her capacity as chief financial officer of the Borrower and not in any individual capacity that, both before and after giving effect to the effectiveness of the Credit Agreement on the Effective Date:

(a)             On the date hereof, the Borrower and its Subsidiaries, taken as a whole, are solvent and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

(b)             On the date hereof, the present fair saleable value of the Borrower’s and its Subsidiaries’ assets, taken as a whole on a consolidated basis, exceeds the amount that will be required to pay the probable liabilities of the Borrower and its Subsidiaries on a consolidated basis on their debt as they become absolute and matured.

(c)            On the date hereof, the Borrower and its Subsidiaries, taken as a whole, do not have unreasonably small capital in relation to the businesses in which they are or propose to be engaged.

(d)            The Borrower and its Subsidiaries, taken as a whole, have not incurred, nor believe that they will incur, debts beyond their ability to pay such debts as they become due.

(e)            None of the Borrower or its Subsidiaries intends, in consummating the transaction contemplated by the Credit Agreement, to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties or their Subsidiaries is or will become indebted.

This Certificate may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

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GRAHAM HOLDINGS COMPANY, a Delaware corporation

By:
Name:
Title: